Exhibit 99.1

Northwest	t (240) 497-9024	www.nwbio.com
Biotherapeutics, Inc.	f (240) 627-4121	NASDAQ: NWBO

4800 Montgomery Lane
Suite 800
Bethesda, MD 20814

Deferred for Release Until Thursday, April 10, 2014, 8:15 a.m. EDT

NW BIO ANNOUNCES FINANCING OF UP TO $32 MILLION

Funding Will Accelerate Expansion of European Manufacturing

BETHESDA, Md., April 10, 2014 - Northwest Biotherapeutics (NASDAQ: NWBO) (NW Bio), a biotechnology company developing DCVax® personalized immune therapies for solid tumor cancers, announced today that on April 9, 2014, it entered into an agreement with a single institutional investor for a registered direct placement of up to $32 million. The Stock Purchase Agreement provides for the sale of an initial $15 million of common stock at $6.60 per share (approximately 8% discount to the closing market price). The Stock Purchase Agreement also provides a non-transferrable Oversubscription Option for the investor to purchase up to $17 million of common stock at $7.50 per share (approximately 5% premium to the closing market price) during the twelve months following the initial closing. There are no warrants in the financing.

“We are very pleased to secure this major financing from a single, sophisticated institutional investor” commented Linda Powers, CEO of NW Bio. “With this financing, we are particularly focused on accelerating the expansion of our manufacturing in Europe, especially following the recent favorable decisions in Germany and other continued expansion of our programs in Europe.”

The placement is expected to close on or before April 14, 2014, subject to satisfaction of customary closing conditions.

H.C. Wainwright & Co., LLC acted as the sole placement agent for the transaction.

The securities described above are being offered pursuant to a shelf registration statement (File No. 333-185898), which was declared effective by the United States Securities and Exchange Commission ("SEC") on February 5, 2013.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.  When filed with the SEC, copies of the prospectus supplement and the accompanying base prospectus relating to this offering may be obtained at the SEC's website at http://www.sec.gov or by request at H.C. Wainwright & Co., LLC, at placements@hcwco.com.

About Northwest Biotherapeutics

Northwest Biotherapeutics is a biotechnology company focused on developing immunotherapy products to treat cancers more effectively than current treatments, without toxicities of the kind associated with chemotherapies, and on a cost-effective basis, in both the United States and Europe. The Company has a broad platform technology for DCVax dendritic cell-based vaccines. The Company’s lead program is a 312-patient Phase III trial in newly diagnosed Glioblastoma multiforme (GBM). GBM is the most aggressive and lethal form of brain cancer, and is an “orphan disease.” The Company is under way with a 60-patient Phase I/II trial with DCVax-Direct for all inoperable solid tumors cancers, with a primary efficacy endpoint of tumor regression. The Company previously received clearance from the FDA for a 612-patient Phase III trial in prostate cancer. The Company conducted a Phase I/II trial with DCVax for metastatic ovarian cancer together with the University of Pennsylvania.

Disclaimer

Statements made in this news release that are not historical facts, including statements concerning future treatment of patients using DCVax and future clinical trials, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expect,” “believe,” “intend,” “design,” "plan," "continue," "may," "will," "anticipate," and similar expressions are intended to identify forward-looking statements. Actual results may differ materially from those projected in any forward-looking statement. Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated, such as risks related to the satisfaction of customary closing conditions for the offering and the use of anticipated proceeds; the exercise of the Oversubscription Option and the satisfaction of customary closing conditions for such exercise; the Company’s ability to raise additional capital, risks related to the Company’s ability to enroll patients in its clinical trials and complete the trials on a timely basis, uncertainties about the clinical trials process, uncertainties about the timely performance of third parties, risks related to whether the Company’s products will demonstrate safety and efficacy, risks related to the Company’s and Cognate’s abilities to carry out the intended manufacturing expansions contemplated in the Cognate Agreements, risks related to the Company’s ability to carry out the Hospital Exemption program and risks related to possible reimbursement and pricing. Additional information on these and other factors, including Risk Factors, which could affect the Company’s results, is included in its Securities and Exchange Commission (“SEC”) filings. Finally, there may be other factors not mentioned above or included in the Company’s SEC filings that may cause actual results to differ materially from those projected in any forward-looking statement. You should not place undue reliance on any forward-looking statements. The Company assumes no obligation to update any forward-looking statements as a result of new information, future events or developments, except as required by securities laws.

CONTACTS

Les Goldman	Farrell Kramer (Media)
202-841-7909	212-710-9685
lgoldman@nwbio.com	Farrell.kramer@mbsvalue.com

Lisa Sher (Investors)
212-661-2220
Lisa.Sher@mbsvalue.com